Exhibit 99.1

News Release

22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Second-Quarter 2018 Financial Results

CHICAGO, July 25, 2018—Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced its second-quarter 2018 financial results. Reported results reflect ongoing momentum highlighted by strong growth in revenue, profit, and cash flow in the quarter.

Second-Quarter Financial Highlights

•                  Revenue increased 10.1% to $252.4 million; organic revenue growth was 9.6%.

•                  Operating income increased 16.6% to $53.6 million.

•                  Diluted net income per share decreased 9.3% to $0.97 compared to $1.07 in the second quarter of 2017. The prior year period includes a benefit of $0.42 per diluted share from the sale of HelloWallet.

•                  Cash provided by operating activities increased 25.3% to $69.8 million; free cash flow was $51.8 million, or 41.1% higher than the second quarter of 2017.

Year-to-Date Financial Highlights

•                  Revenue increased 13.0% to $495.9 million; organic revenue growth was 11.6%.

•                  Operating income increased 35.9% to $101.1 million.

•                  Diluted net income per share increased 30.9% to $1.95 compared to $1.49 for the first six months of 2017.

•                  Cash provided by operating activities increased 26.9% to $129.7 million; free cash flow was $94.1 million, or 36.6% higher than the first six months of 2017.

“We produced strong results in the first half of 2018,” said Kunal Kapoor, Morningstar’s chief executive officer. “Our team is empowering investors at a time of meaningful change in the way data, advice, and technology remake financial experiences. We launched Morningstar Direct for Wealth Management and introduced the Morningstar Portfolio Carbon Risk

Score in the quarter, further boosting our market-leading ESG capabilities. We also enhanced the content and interfaces for PitchBook, Morningstar.com, and Morningstar Office. This quarter, we’re looking forward to launching our Morningstar-branded open-end mutual funds for advisors who use Morningstar Managed Portfolios and expanding adoption of our Open Indexes Project. We believe the costs to license beta indexes from entrenched players remain too high relative to the overall costs associated with passive vehicles, and we continue to attract additional interest from asset managers and advisors. We’re excited about two new relationships with leading asset managers, JP Morgan and National Bank of Canada, who are offering our indexes for use at investor-friendly price points.”

Overview of Second-Quarter Financial Results

Revenue for the second quarter was $252.4 million, an increase of 10.1% compared with the second quarter of 2017, or 9.6% higher on an organic basis. Revenue growth was balanced globally and strong outside of the U.S., aided by demand for data in Europe. License-based revenue grew 10.5% year over year, led by PitchBook, Morningstar Data, and Morningstar Direct. Asset-based revenue increased by 6.4% in the quarter, primarily driven by Morningstar Managed Portfolios. Within Investment Management, revenue growth was impacted by weaker market conditions and the planned strategic shift away from customized institutional asset management. An increase in new issue ratings in structured finance by Morningstar Credit Ratings and higher Morningstar.com ad sales increased transaction-based revenue by 16.1% in the quarter.

Operating expense grew 8.5% in the second quarter, due to an increase in compensation and benefits, and higher production-related costs for product development and data purchases. These expenses were partially offset by higher capitalized software due to accelerated development across major software platforms and other new product development activities. The rate of overall expense growth increased sequentially from the first quarter. The company expects that trend to continue during the year as increases in certain items, including compensation and bonus expenses, track higher than in 2017.

Second-quarter operating income was $53.6 million, an increase of 16.6% compared with the second quarter of 2017. Operating margin was 21.2%, compared with 20.0% in the prior year period.

Net income in the second quarter was $41.8 million, or $0.97 per diluted share, compared with $46.1 million, or $1.07, per diluted share in the second quarter of 2017. Net income in the second quarter of 2017 includes an after-tax gain of $18.0 million, or $0.42 per diluted share, in connection with the sale of HelloWallet.

The effective tax rate for the second quarter of 2018 was 23.4%, which benefited from the lower U.S. federal statutory tax rate associated with the Tax Cuts and Jobs Act, compared to 24.5% in the prior year period. The sale of HelloWallet in the second quarter of 2017 resulted in certain tax impacts that lowered the effective tax rate by 11.9 percentage points.

Update on Key Investment Areas

As part of its long-term strategy, Morningstar’s major investment areas include— Morningstar Data, Morningstar Direct, PitchBook, Workplace Solutions, Managed Portfolios, and Morningstar Credit Ratings. As a group, these areas had organic revenue growth of 16.1% in the second quarter of 2018. The highlights below summarize key operating metrics as of and for the quarter ended June 30, 2018 compared with the same date in 2017.

•                  Revenue for Morningstar Data was up 10.9% to $46.0 million.

•                  Morningstar Direct licenses increased 9.4% to 14,463 and revenue grew 11.2% to $34.2 million.

•                  PitchBook licenses increased 60.7% to 18,172 and revenue grew 58.0% to $23.8 million.

•                  Assets under management and advisement for Workplace Solutions rose 15.8% to $132.2 billion as of June 30, 2018

•                  Assets under management and advisement in Managed Portfolios increased 27.7% to $44.7 billion as of June 30, 2018. Approximately 19,000 advisors globally now use Managed Portfolios.

•                  Morningstar Credit Ratings completed 32 new-issue ratings versus 20 in the second quarter of 2017, representing a 75.6% increase in asset value to $15.1 billion.

Balance Sheet and Capital Allocation

As of June 30, 2018, the company had cash, cash equivalents, and investments totaling $351.9 million and $125.0 million of long-term debt, compared with cash, cash equivalents, and investments of $353.3 million and $180.0 million of long-term debt as of December 31, 2017. The company repaid $25.0 million of the outstanding balance on its revolving credit facility during the second quarter.

Cash provided by operating activities was $69.8 million for the second quarter of 2018, compared with $55.7 million in the prior year period. Free cash flow was $51.8 million for the second quarter of 2018, compared with $36.7 million in the prior year period.

In the second quarter of 2018, the company repurchased 16,760 shares of common stock for $1.9 million and paid $10.7 million in dividends.

Comparability of Year-Over-Year Results

Certain items affected the comparability of second-quarter 2018 results versus the same period in 2017.

•                  Organic revenue growth of 9.6% in the second quarter of 2018 includes the full contribution of PitchBook; whereas in the second quarter of 2017, PitchBook represented acquired revenue growth. It also excludes the impact of divestitures, primarily HelloWallet and the 15(c) board consulting product, and the $1.6 million positive adjustment to revenue resulting from the adoption of the new revenue recognition standard, as described below.

•                  Foreign currency translation increased revenue by $2.8 million, or 1.2%, and operating expenses by $2.7 million, or 1.5%, in the second quarter. This resulted in a $0.1 million increase in operating income.

•                  As a result of the adoption of the new revenue recognition standard (“ASC Topic 606”) on January 1, 2018, results for reporting periods beginning after January 1, 2018 are presented under ASC Topic 606, and previously reported results have not been adjusted. ASC Topic 606 changed the presentation of revenue and costs associated with third-party content and data to a gross (versus net) basis, in addition to the accounting for expenses related to sales commission plans. In the quarter ended June 30, 2018, this change resulted in an increase to revenue of $1.6 million, and a corresponding increase in the cost of revenue, with no impact on operating income. The impact of the change in accounting for sales commissions on operating income was immaterial for the second quarter of 2018.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the company to comparable GAAP measures and an explanation of why the company uses them.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $203 billion in assets under advisement and management as of June 30, 2018. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; trends in the asset management industry, including the increasing popularity of passively managed investment vehicles; inadequacy in our business continuity program in the event of a material emergency or adverse political or regulatory developments; liability related to the storage of personal information related to individuals as well as portfolio and account-level information; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology infrastructure to the public cloud; downturns in the financial sector, global markets, and global economy; the effect of market volatility on revenue from asset-based fees; the failure of acquisitions and other investments to produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Media Contact:

Sasha Bigda, +1 312 244-7493 or Sasha.Bigda@morningstar.com

Investor Relations Contact:

Barbara Noverini, CFA, +1 312 696-6164 or Barbara.Noverini@morningstar.com

©2018 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30				Six months ended June 30
(in millions, except per share amounts)	2018	2017	change		2018	2017	change

Revenue	$252.4	$229.2	10.1%		$495.9	$438.7	13.0%
Operating expense:
Cost of revenue	99.8	95.3	4.8%		202.2	192.3	5.2%
Sales and marketing	39.4	36.7	7.5%		77.9	69.1	12.8%
General and administrative	36.0	29.7	20.9%		68.2	59.9	13.7%
Depreciation and amortization	23.6	21.5	9.7%		46.5	43.0	8.0%
Total operating expense	198.8	183.2	8.5%		394.8	364.3	8.4%
Operating income	53.6	46.0	16.6%		101.1	74.4	35.9%
Operating margin	21.2%	20.0%	1.2pp		20.4%	17.0%	3.4pp

Non-operating income, net:
Interest expense, net	(0.7)	(0.8)	(18.7%	)	(1.0)	(1.7)	(43.8%	)
Gain on sale of business	—	17.5	NMF		—	17.5	NMF
Gain on sale of product line	—	—	NMF		10.5	—	NMF
Other income (expense), net	2.1	(1.4)	(240.9%	)	1.2	(1.8)	(159.1%	)
Non-operating income, net	1.4	15.3	(91.2%	)	10.7	14.0	(24.0%	)

Income before income taxes and equity in net loss of unconsolidated entities	55.0	61.3	(10.3%	)	111.8	88.4	26.4%
Equity in net loss of unconsolidated entities	(0.4)	(0.2)	138.2%		(1.9)	(1.0)	91.3%
Income tax expense	12.8	15.0	(14.7%	)	26.2	23.3	12.4%
Consolidated net income	$41.8	$46.1	(9.4%	)	$83.7	$64.1	30.6%

Net income per share:
Basic	$0.98	$1.07	(8.4%	)	$1.97	$1.49	32.2%
Diluted	$0.97	$1.07	(9.3%	)	$1.95	$1.49	30.9%
Weighted average shares outstanding:
Basic	42.6	42.9	(0.7%	)	42.6	42.9	(0.7%	)
Diluted	43.0	43.1	(0.2%	)	43.0	43.2	(0.5%	)

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30		Six months ended June 30
(in millions)	2018	2017	2018	2017
Operating activities
Consolidated net income	$41.8	$46.1	$83.7	$64.1
Adjustments to reconcile consolidated net income to net cash flows from operating activities	32.3	13.8	60.2	40.0
Changes in operating assets and liabilities, net	(4.3)	(4.2)	(14.2)	(1.9)
Cash provided by operating activities	69.8	55.7	129.7	102.2
Investing activities
Capital expenditures	(18.0)	(19.0)	(35.6)	(33.3)
Proceeds from sale of a product line	—	—	10.5	—
Acquisitions, net of cash acquired	—	(1.0)	—	(1.0)
Proceeds from sale of a business	—	23.7	—	23.7
Purchases of equity investments	(0.1)	(0.1)	(0.2)	(0.3)
Other, net	(0.6)	(0.6)	(0.7)	(3.6)
Cash (used for) provided by investing activities	(18.7)	3.0	(26.0)	(14.5)
Financing activities
Common shares repurchased	(1.9)	(27.7)	(10.8)	(28.6)
Dividends paid	(10.7)	(9.8)	(21.3)	(19.7)
Repayments of long-term debt	(25.0)	(5.0)	(55.0)	(20.0)
Other, net	(5.3)	(3.3)	(9.9)	(3.5)
Cash used for financing activities	(42.9)	(45.8)	(97.0)	(71.8)
Effect of exchange rate changes on cash and cash equivalents	(12.1)	6.9	(7.8)	10.6
Net (decrease) increase in cash and cash equivalents	(3.9)	19.8	(1.1)	26.5
Cash and cash equivalents—Beginning of period	311.0	265.8	308.2	259.1
Cash and cash equivalents—End of period	$307.1	$285.6	$307.1	$285.6

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	June 30	December 31
(in millions)	2018	2017

Assets
Current assets:
Cash and cash equivalents	$307.1	$308.2
Investments	44.8	45.1
Accounts receivable, net	163.5	148.2
Income tax receivable, net	7.8	—
Other current assets	42.9	28.3
Total current assets	566.1	529.8

Property, equipment, and capitalized software, net	146.1	147.4
Investments in unconsolidated entities	57.1	62.0
Goodwill	560.7	564.9
Intangible assets, net	84.2	95.4
Other assets	13.0	6.2
Total assets	$1,427.2	$1,405.7

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$47.3	$49.2
Accrued compensation	69.8	92.0
Deferred revenue	208.0	171.3
Other	5.7	10.7
Total current liabilities	330.8	323.2

Accrued compensation	12.0	11.7
Deferred tax liability, net	29.1	23.6
Long-term debt	125.0	180.0
Other long-term liabilities	58.9	62.3
Total liabilities	555.8	600.8
Total equity	871.4	804.9
Total liabilities and equity	$1,427.2	$1,405.7

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

				As of June 30
				2018		2017		change
Our business
Morningstar.com Premium Membership subscriptions (U.S.)				118,412		118,571		(0.1%	)
Morningstar.com average monthly unique users (U.S.)				2,215,862		1,917,739		15.5%	(1)
Advisor Workstation clients (U.S.)				179		185		(3.2%	)
Morningstar Office licenses (U.S.)				4,366		4,274		2.2%
Morningstar Direct licenses				14,463		13,222		9.4%
PitchBook Platform licenses				18,172		11,309		60.7%
Asset value linked to Morningstar Indexes				$36.9 bil		$29.1 bil		26.8%
Assets under management and advisement (approximate)
Workplace Solutions
Managed Retirement Accounts				$60.4 bil		$50.2 bil		20.3%
Fiduciary Services				41.2 bil		38.2 bil		7.9%
Custom Models				30.6 bil		25.8 bil		18.6%
Workplace Solutions (total)				$132.2 bil		$114.2 bil		15.8%
Morningstar Investment Management
Morningstar Managed Portfolios				$44.7 bil		$35.0 bil		27.7%
Institutional Asset Management				16.0 bil		(2) 53.2 bil	(3)	(69.9%	)
Asset Allocation Services				10.2 bil		8.3 bil		22.9%
Morningstar Investment Management (total)				$70.9 bil		$96.5 bil	(4)	(26.5%	)

Our employees (approximate)
Worldwide headcount				5,023		4,675		7.4%

	Three months ended June 30					Six months ended June 30
(in millions)	2018	2017		change		2018	2017	change
Key product and investment area revenue (5)
Morningstar Data (6)	$46.0	$41.5	(7)	10.9%		$91.1	$80.8	(7) 12.8%
Morningstar Direct	34.2	30.7		11.2%		68.1	59.8	13.9%
Morningstar Investment Management (6)	27.4	25.7	(7)	6.8%		55.9	49.0	(7) 14.1%
PitchBook Data	23.8	15.1		58.0%		44.7	28.2	58.6%
Morningstar Advisor Workstation (6)	22.5	22.8		(1.3%	)	44.6	42.6	4.5%
Workplace Solutions	18.0	19.0		(5.1%	)(8)	37.0	36.9	0.1%	(8)
Morningstar Credit Ratings	8.6	6.9		24.4%		16.0	12.0	33.9%

Revenue by Type (5)
License-based (9)	$184.3	$166.7	(7)	10.5%		$362.9	$323.4	(7) 12.2%
Asset-based (10)	48.7	45.8	(7)	6.4%		99.4	87.8	(7) 13.2%
Transaction-based (11)	19.4	16.7	(7)	16.1%		33.6	27.5	(7) 22.2%

Other metrics
Average assets under management and advisement	$202.3 bil	$208.5 bil		(3.0%	)	$199.9 bil	$205.6 bil	(2.8%	)
Number of new-issueratings completed (12)	32	20		60.0%		56	27	107.4%
Asset value of new-issue ratings (12)	$15.1 bil	$8.6 bil		75.6%		$26.8 bil	$14.5 bil	84.8%

(1) In prior periods, the company estimated traffic on Morningstar.com using a combination of internal tools and our third-party platform. The new website launched in the first quarter of 2018 now allows tracking of 100% of website traffic using a third-party platform. The company believes the current reporting is a more accurate representation of traffic, and this change in methodology is the primary driver of the difference in reported traffic numbers versus the first half of 2017.

(2) Decline due to client losses related to a planned strategic shift away from customized institutional asset management offerings to Managed Portfolios.

(3) Revised to exclude South Africa assets, which are reflected in Morningstar Managed Portfolios.

(4) Excludes $1.3 million of assets under advisement and management related to Manager Selection Services that was reclassified to Morningstar Data. The associated revenue is included in Morningstar Data.

(5) Key product and investment area revenue and revenue by type includes the effect of foreign currency translations.

(6) Revenue for the three and six months ended June 30, 2018 was impacted by the adoption of ASC Topic 606.

(7) Restated due to realignment of individual products within the product groups.

(8) For the three and six month periods ended June 30, 2018, revenue increased 2.9% and 9.1%, excluding the unfavorable 8.0 percentage point and 9.0 percentage point unfavorable impact of the HelloWallet divestiture, respectively.

(9) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Morningstar Enterprise Components, Morningstar Research, PitchBook Data, and other similar products.

(10) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(11) Transaction-based revenue includes Morningstar Credit Ratings, Internet advertising sales, and Conferences.

(12) Includes commercial mortgage-backed securities, residential mortgage-backed securities, other asset-backed securities, and corporate and financial institutions.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue) and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition.  For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar’s management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended June 30				Six months ended June 30
(in millions)	2018	2017	change		2018	2017	change

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue):

Consolidated revenue	$252.4	$229.2	10.1%		$495.9	$438.7	13.0%
Less: divestitures	—	(3.0)	NMF		—	(4.8)	NMF
Less: acquisitions	—	—	NMF		—	—	NMF
Less: adoption of accounting changes	(1.6)	—	NMF		(3.3)	—	NMF
Effect of foreign currency translations	(2.8)	—	NMF		(8.4)	—	NMF
Revenue excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations	$248.0	$226.2	9.6%		$484.2	$433.9	11.6%

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$69.8	$55.7	25.3%		$129.7	$102.2	26.9%
Capital expenditures	(18.0)	(19.0)	(5.3%	)	(35.6)	(33.3)	6.9%
Free cash flow	$51.8	$36.7	41.1%		$94.1	$68.9	36.6%